PRICING SUPPLEMENT NO. 29                                         Rule 424(b)(3)
DATED: November 6, 2003                                      File No. 333-104455
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated April 24, 2003)


                                 $10,227,293,162
                         THE BEAR STEARNS COMPANIES INC.
                           Medium-Term Notes, Series B


Principal Amount: $25,000,000    Floating Rate Notes [x]  Book Entry Notes [x]

Original Issue Date: 11/12/2003  Fixed Rate Notes [ ]     Certificated Notes [ ]

Maturity Date:  11/14/2005       CUSIP#: 073928C27

Option to Extend Maturity:       No    [x]
                                 Yes   [ ]  Final Maturity Date:


                                              Optional            Optional
                         Redemption           Repayment           Repayment
   Redeemable On          Price(s)             Date(s)            Price(s)
   -------------       --------------       -------------      -----------

        N/A                  N/A                 N/A                 N/A

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                     Maximum Interest Rate:  N/A

[ ]  Commercial Paper Rate               Minimum Interest Rate:  N/A

[ ]  Federal Funds Effective Rate

[ ]  Federal Funds Open Rate             Interest Reset Date(s):  *

[ ]  Treasury Rate                       Interest Reset Period:  Quarterly

[ ]  LIBOR Reuters                       Interest Payment Date(s):  **

[x]  LIBOR Telerate

[ ]  Prime Rate

[ ]  CMT Rate

Initial Interest Rate: 1.26%             Interest Payment Period:  Quarterly

Index Maturity:  Three Months

Spread (plus or minus):  +0.08%

* Commencing February 14, 2004 and on the 14th of each May, August, November and February thereafter prior to Maturity.

** Commencing February 14, 2004 and on the 14th of each May, August, November and February thereafter, including the maturity date.

At August 31, 2003:

      o the Company had outstanding (on an unconsolidated basis) approximately $35.2 billion of debt and other obligations, including approximately $32.1 billion of unsecured senior debt and $2.8 billion of unsecured inter-company debt; and

      o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $170.4 billion of debt and other obligations (including $46.7 billion related to securities sold under repurchase agreements, $65.6 billion related to payables to customers, $28.9 billion related to financial instruments sold, but not yet purchased, and $29.2 billion of other liabilities, including $16.7 billion of debt).

                                      * * *

The applicable pricing supplement, the prospectus and the accompanying prospectus supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, the Company and/or one or more of the agents and/or dealers participating in an offering of notes, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent or dealer, prospective investors may be allowed to place orders online.

Other than the applicable pricing supplement, the prospectus and the accompanying prospectus supplement in electronic format, the information on our or any agent's or dealer's web site and any information contained in any other web site maintained by any agent or dealer is not part of the pricing supplement, the prospectus and the accompanying prospectus supplement or the registration statement of which they form a part; has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the respective web site maintained by such entity; and should not be relied upon by investors.

                                      * * *

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.












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